As filed with the Securities and Exchange Commission on May 13, 2005

Registration No. 333-35193

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4288333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21650 Oxnard Street Woodland Hills, California	91367
(Address Of Principal Executive Offices)	(Zip Code)

Foundation Health Systems, Inc. Employee Stock Purchase Plan

Foundation Health Systems, Inc. 1997 Stock Option Plan

Foundation Health Systems, Inc. Third Amended And Restated Non-Employee Director Stock Option Plan

(Full title of the plan)

B. Curtis Westen, Esq.

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street, Woodland Hills, California 91367

(Name and address of agent for service)

(818) 676-6000

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Amendment”) filed by Health Net, Inc., f/k/a Foundation Health Systems, Inc. (the “Company”), deregisters certain shares of the Company’s Common Stock, $.001 par value per share (“Common Stock”), and related rights to purchase Series A Junior Participating Preferred Stock of the Company (“Rights”) (such shares of Common Stock and the related Rights, the “Shares”), that had been registered for issuance under the Foundation Health Systems, Inc. 1997 Stock Option Plan (the “1997 Plan”) on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 9, 1997 (File No. 333-35193) (the “Registration Statement”). On May 12, 2005, stockholders of the Company approved the Health Net, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”), which is an amendment and restatement of the 1997 Plan and the Health Net, Inc. 2002 Stock Option Plan (the “2002 Plan”) that integrates the 1997 Plan and the 2002 Plan into a single plan.

A total of 10,000,000 shares of Common Stock had originally been reserved for issuance under the 1997 Plan and were registered on the Registration Statement. There have been 5,055,463 shares of Common Stock issued pursuant to awards granted under the 1997 Plan, and, as of May 11, 2005, there were 4,940,106 shares of Common Stock subject to awards outstanding under the 1997 Plan. As a result of the combination of the 1997 Plan and the 2002 Plan effective May 12, 2005, no further awards may be made under the 1997 Plan, and shares of Common Stock (and the related Rights) that had been available for issuance under the 1997 Plan and that were not then subject to outstanding awards thereunder are instead available for awards under the 2005 Plan. Accordingly, this Amendment deregisters 4,431 shares of Common Stock and the related Rights.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, state of California, on this 13th day of May, 2005.

HEALTH NET, INC.

By:	/s/ B. Curtis Westen
Name:	B. Curtis Westen
Title:	Senior Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jay M. Gellert, B. Curtis Westen and Angelee B. Fox, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) hereto and to the registration statement to which this post-effective amendment relates, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2005.

Signature	Title
/s/ JAY M. GELLERT Jay M. Gellert	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ ANTHONY S. PISZEL Anthony S. Piszel	Executive Vice President and Chief Financial (Principal Accounting and Financial Officer)

/s/ THEODORE F. CRAVER, JR. Theodore F. Craver, Jr.	Director

/s/ THOMAS T. FARLEY Thomas T. Farley	Director

/s/ GALE S. FITZGERALD Gale S. Fitzgerald	Director

/s/ PATRICK FOLEY Patrick Foley	Director

/s/ ROGER F. GREAVES Roger F. Greaves	Director

/s/ BRUCE G. WILLISON Bruce G. Willison	Director

/s/ FREDERICK C. YEAGER Frederick C. Yeager	Director